CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into on this the 16th day of September, 2008 by and between Halter Capital Corporation, a Texas corporation (“HCC”), and KUN RUN Biotechnology LTD., a Hong Kong Holding Company (the “Company”) .

W I T N E S S E T H:

WHEREAS, the Company desires to engage HCC to provide certain consulting services for the benefit of the Company as specifically enumerated below commencing as of the date hereof, and HCC is willing to be so engaged;

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.     Retention. As of the date hereof, the Company hereby retains and HCC hereby agrees to be retained as a consultant during the term of this Agreement. HCC shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a consultant, HCC will undertake the following:

     (i)     Assist the Company in its efforts to complete an equity based financing or series of financings for the purpose of working capital and expanding the business of the company.

(ii)	Introduce the Company individuals who reside in the People’s Republic of China and the United States who will be considered for election to the Company’s or its to-be-acquired public parent corporation (“Pubco”), as hereinafter defined, board of directors;

(iii)	Advise the Company in connection with its efforts to complete a combination transaction (a “Going Public Transaction”) with a US domiciled publicly reporting company (“Pubco”);

(iv)	Advise the Company on matters related to its efforts to communicate with shareholders, potential investors and the general brokerage community after consummation of the Going Public Transaction; and

(v)	Provide Pubco and the Company with such additional consulting services as may be reasonably requested, to the extent HCC has both the expertise and legal right to render such services.

2.     Authorization. Subject to the terms and conditions of this Agreement, HCC shall act on a best efforts basis for the benefit of Pubco and the Company during the term of this Agreement. It being expressly acknowledged that HCC is acting in the capacity of independent contractor and not as agent of either Pubco or the Company.

        3.      Term. HCC’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the earlier of (a) the breach by either Pubco or the Company of either the terms of or the covenants contained in this Agreement or (b) six months from the Effective Date. This Agreement may be extended beyond the Termination Date upon the written agreement of the parties hereto.

       4.       Fees. In consideration for the rendering of the services set forth above, HCC shall receive cash in the amount of USD $200,000 from the Company and all cash on hand in Pubco if any, which shall be wire transferred from Pubco to HCC on the date of the which closing of the acquisition of the Company by Pubco (the “Closing”).

       5.       Representations and Covenants the Company represents and covenants as follows:

(a)	The Company shall make available to HCC all financial statements, projections, appraisals, performance summaries and other information which in HCC’s reasonable judgment shall be necessary or appropriate for it to perform the services contemplated by this Agreement.

(b)	The Company acknowledges and agrees that in the event that a Going Public Transaction is consummated, the Company’s shareholders who participate in the transaction will acquire in the aggregate a minimum of 24,250,000 shares which constitute 97% of Pubco’s outstanding common capital stock upon completion of said transaction, of which 1,000,000 shall be placed into escrow pursuant to the Make Good Escrow Agreement dated the date hereof.

(c)	The Company agrees that it will not undertake any action or enter into any agreements or understandings, whether written or oral, that circumvent HCC’s right to receive the fees described herein. As such, in the event the Company or any affiliate accepts an investment from an investor introduced by HCC, which investors shall be identified on Exhibit “A” hereto following their introduction, within a period of six months following the Termination Date, HCC shall be immediately entitled to the fees.

6.     Indemnification. The Company agree to indemnify HCC to the extent provided for in this paragraph. In the absence of negligence or willful misconduct on the part of HCC, HCC shall not be liable to Pubco or the Company, or to any officer, director, employee, shareholder or creditors of either, for any act or omission in the course of or in connection with the rendering or providing of advice hereunder. Except in those cases where the negligence or willful misconduct of HCC is alleged and proven, Pubco and the Company agree to defend, indemnify and hold HCC harmless from and against any and all reasonable costs, expenses and liability (including, but not limited to, attorneys’ fees paid in the defense of HCC) which may in any way result from services rendered by HCC pursuant to or in any connection with this Agreement.

         7.       Modifications. Unless otherwise agreed by the parties, any modification, release or discharge of this Agreement or waiver of any of the provisions thereof shall not be valid or obligatory, unless made in writing and signed by the parties hereto.

         8.       Governing Law. This Agreement shall be subject to the laws of the State of Texas. The parties expressly agree to submit themselves to the jurisdiction of the State Courts of Texas located in Dallas, County, Texas, waiving any other jurisdiction and law that might correspond by reason of their present or future domiciles or for any other reason whatsoever.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HCC:

Halter Capital Corporation

By:
      Kevin B. Halter, Jr.
     President

The Company:

KUN RUN Biotechnology, LTD.

By:
Name:
Its:

EXHIBIT A

Name of Investor	Date Introduced